UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 26, 2019

Proteostasis Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37695	20-8436652
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

80 Guest Street, Suite 500 Boston, MA	02135
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 225-0096

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common stock, $0.001	PTI	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 26, 2019, Proteostasis Therapeutics, Inc. (the “Company”) received a letter from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market (“Nasdaq”) notifying the Company that, for the last 30 consecutive business days, the Company’s common stock had not maintained the minimum bid price requirement of $1.00 per share pursuant to Nasdaq Listing Rule 5450(a)(1). The Nasdaq letter has no immediate effect on the listing of the Company’s common stock, and its common stock will continue to trade on The Nasdaq Global Market under the symbol “PTI” at this time.

Under Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided an initial period of 180 calendar days, or until February 24, 2020, to regain compliance with Nasdaq Listing Rule 5450(a)(1). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), if at any time before February 24, 2020, the closing bid price for the Company’s common stock closes at $1.00 or more per share for a minimum of 10 consecutive business days, the Staff will provide written notification to the Company that it complies with the minimum closing bid price and the common stock will continue to be eligible for listing on The Nasdaq Global Market and the matter will be closed.

If the Company is not in compliance by February 24, 2020, the Company may be eligible for an additional 180 calendar day period to regain compliance. To qualify, the Company must apply to transfer the listing of its common stock to the Nasdaq Capital Market, provided that it meets the continued listing requirement for the market value of publicly held shares and all other initial listing standards, with the exception of the minimum bid price requirement. In addition, the Company will be required to pay an application fee to Nasdaq and will need to notify Nasdaq of its intention to cure the minimum bid price deficiency, which may include, if necessary, implementing a reverse stock split, during the second compliance period.

If the Staff concludes that the Company will not be able to cure the deficiency and does not grant the additional compliance period, or should the Company determine not to submit a transfer application or make the required representation, or, regain compliance within the allotted compliance periods, including any extensions that may be granted by Nasdaq, the Staff will provide written notice to the Company that its common stock will be subject to delisting. The Company would then be entitled to appeal the delisting determination to a Nasdaq Listing Qualifications Panel (the “Panel”) and request a hearing. The Company expects that its stock would remain listed pending the Panel’s decision. There can be no assurance that, if the Company does appeal the Staff’s delisting determination to the Panel, such appeal would be successful.

The Company intends to actively monitor its closing bid price for its common stock between now and February 24, 2020 and intends to take any reasonable actions to regain compliance under the Nasdaq Listing Rules and remain listed on Nasdaq. There can be no assurance that the Company will be able to regain compliance with the minimum closing bid price requirement or will otherwise be in compliance with other Nasdaq listing criteria.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this Current Report on Form 8-K are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “will,” “opportunity” and “should,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. The Company does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, and its other periodic reports filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 30, 2019	PROTEOSTASIS THERAPEUTICS, INC.

	By:	/s/ Meenu Chhabra
Meenu Chhabra
President and Chief Executive Officer